Exhibit 99.3

Linde Completes Delisting from Frankfurt Stock Exchange

Woking, UK, March 1, 2023 – Linde (NYSE: LIN) announced today that it has completed its intercompany reorganization resulting in the delisting of its shares from the Frankfurt Stock Exchange.

As of March 2, 2023, the new holding company, “Linde plc”, will be listed solely on the New York Stock Exchange and trade under the existing ticker “LIN”.

Per the announcement of February 23, 2023, Linde will now apply to the Irish High Court for a capital reduction for the purposes of creating distributable reserves under Irish law. The date of that court hearing shall be published on Linde’s website.

About Linde

Linde is a leading global industrial gases and engineering company with 2022 sales of $33 billion. We live our mission of making our world more productive every day by providing high-quality solutions, technologies and services which are making our customers more successful and helping to sustain, decarbonize and protect our planet.

The company serves a variety of end markets such as chemicals & energy, food & beverage, electronics, healthcare, manufacturing, metals and mining. Linde’s industrial gases and technologies are used in countless applications including production of clean hydrogen and carbon capture systems critical to the energy transition, life-saving medical oxygen and high-purity & specialty gases for electronics. Linde also delivers state-of-the-art gas processing solutions to support customer expansion, efficiency improvements and emissions reductions.

For more information about the company and its products and services, please visit www.linde.com

Contacts:

Investor Relations Juan Pelaez Phone: +1 203 837 2213 Email: juan.pelaez@linde.com	Media Relations Anna Davies Phone: +44 1483 244705 Email: anna.davies@linde.com